UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2022

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer IdentifiCAtion No.)

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOOP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2022, Loop Canada Inc. (“Loop Canada”), a wholly-owned subsidiary of Loop Industries, Inc. (the “Company”), entered into an agreement (the “Agreement”) for the sale of the entirety of the remaining land owned by Loop Canada in Bécancour, Québec.

As previously disclosed, Loop Canada acquired approximately 19.9 million square feet of land in Bécancour, Québec in May 2021. As previously disclosed, on June 15, 2022, Loop Canada entered into an agreement for the sale of approximately 10.3 million square feet of the land owned by Loop Canada in Bécancour, Québec, which closed on September 15, 2022.

Pursuant to the Agreement, Loop Canada agreed to sell its remaining land located at 7000, boulevard Raoul-Duchesne, Bécancour (Qc) G9H 4X6 consisting of approximately 9.6 million square feet for a purchase price of CDN $18.5 million.  The purchase price will be paid on the closing date of the purchase. The cost of the deed of sale, transfer tax and registration will be paid by the buyer. The sale transaction is expected to close on or before February 24, 2023, subject to final due diligence and fulfillment of certain customary closing conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Drew Hickey as Chief Financial Officer

On December 22, 2022, the Company announced that, effective December 30,  2022, Drew Hickey will leave the Company to pursue other opportunities. Until such time, Mr. Hickey will continue to serve as the Company’s Chief Financial Officer, and continue to serve as the Company’s principal accounting officer and principal financial officer. Mr. Hickey has not expressed any disagreements with the Company with respect to any matter, including but not limited to any accounting-related policy or matter.

In connection with Mr. Hickey’s departure, on December 19, 2022, Loop Canada and Mr. Hickey entered into a separation agreement (the “Release and Transaction Agreement”), pursuant to which Mr. Hickey will receive certain severance payments and benefits as described therein. A copy of the Release and Transaction Agreement is being filed as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Nicolas Lafond as Interim Chief Financial Officer

On December 21, 2022 the Board of Directors (the “Board”) of the Company appointed Nicolas Lafond as Interim Chief Financial Officer of the Company, effective December 30, 2022, to serve while the Company evaluates its longer-term needs for this role as it pursues the next stage of its strategic development. Mr. Lafond will also serve as the Company’s principal accounting officer and principal financial officer.

Mr. Lafond currently serves as the Company’s Director of Finance. Mr. Lafond is a Canadian CPA who joined the Company from public accounting in 2017. During his tenure with Loop, Mr. Lafond has assumed increasing responsibilities within the Company, including corporate affairs and Board matters in addition to financial reporting. Mr. Lafond holds a Bachelor of Administration and post-graduate degree in accounting from HEC Montréal.

There are no family relationships between Mr. Lafond and any director or executive officer of the Company, and there are no transactions between Mr. Lafond and the Company that would be required to be reported under Item 404(a) of Regulation S-K. In connection with Mr. Lafond’s appointment as Interim Chief Financial Officer, he will receive an increase on his base salary, but his compensation arrangement will not be materially modified.

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Item 7.01. Regulation FD Disclosure.

On December 22, 2022, the Company issued a press release announcing the sale of its remaining property in Bécancour described above, and announcing certain operating cost reduction measures. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

On December 22, 2022, the Company issued a press release announcing the CFO transition described above. A copy of the press release is being furnished as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and shall not be incorporated or deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Release and Transaction Agreement, by and between the Company and Drew Hickey, dated December 19, 2022.
99.1	Press Release, dated December 22, 2022, announcing CFO transition.
99.2	Press Release, dated December 22, 2022, announcing sale of land and business updates.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain confidential information contained in this exhibit, marked by brackets, has been redacted in accordance with Regulation S-K Item 601(b) because the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: December 22, 2022	By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

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